Exhibit 10.13

NORTECH SYSTEMS INCORPORATED

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (“First Amendment”) dated effective as of this 27th day of March, 2025_ by and between Nortech Systems Incorporated, a Minnesota corporation (the “Company”), and Jay D. Miller (“Executive”). The Company and the Executive may be referred to herein as the “parties.”

Recitals

WHEREAS, the Company currently employs Executive as President and Chief Executive Officer under that certain Employment Agreement dated effective as of February 27, 2022 (“Agreement”);

WHEREAS, the Executive has indicated a desire to retire from his employment with the Company as of December 31, 2028; and

WHEREAS, the Company and the Executive desire to modify certain terms and conditions of employment of Executive as President and Chief Executive Officer as set forth in the Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, premises and mutual covenants contained herein and in the Agreement, and intending to be legally bound hereby, the Company and Executive hereby mutually agree as follows:

1.	Incentive Bonus. The second sentence of Section 5.2. of the Agreement shall be amended and restated in its entirety as follows:

“During the Agreement Period, Executive’s stated payout percentage under the Incentive Bonus Plan will be a target of 60% of his then-current Base Salary, prorated for the portion of the fiscal year during which Executive is employed by the Company.”

2.	Clawback Provisions. Section 5 of the Agreement shall be amended to add a new Section 5.7. as follows:

“5.7. Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based or other compensation paid to the Executive under this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement). The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

3.	Agreement Term. Section 3 of the Agreement shall be amended and restated in its entirety as follows:

“3. Agreement Term. This Agreement shall commence on the Effective Date, and shall continue, unless sooner terminated in accordance with this Agreement, until February 27, 2024 (the “Initial Period”); provided, however, this Agreement shall be extended automatically for one additional two-year period until February 27, 2026 (the “Extended Period”), and thereafter automatically for the period of February 28, 2026 through December 31, 2028 (the “Additional Extended Period,” and together with the Initial Period and the Extended Period, the “Agreement Period”) unless either party provides notice of non-renewal to the other party at or before one-hundred twenty (120) days prior to expiration of the Initial Period or the Extended Period, as applicable. During the Agreement Period, Executive’s employment may be terminated by the Company or Executive, subject to the provisions of Section 6 of this Agreement. If Executive remains employed by the Company on December 31, 2028, the Agreement Period shall expire and Executive’s employment with the Company shall end as of 11:59 p.m. CT on such date. Notwithstanding the provisions of this Section, the provisions of Sections 8, 9, 10, 11 and 12 shall survive the termination of Executive’s employment (for any reason) and remain in full force and effect thereafter.

4.	End of Employment on December 31, 2028. Section 6 of the Agreement shall be amended to add a new Section 6.8. as follows:

“6.8. End of Employment on December 31, 2028. Notwithstanding anything herein to the contrary, if Executive’s employment with the Company ends upon expiration of the Agreement Period on December 31, 2028 as set forth in Section 3, then payments to Executive will be governed solely by this Section 6.8 (and, for clarity, not Section 6.3 or Section 6.6), and in such case, Executive shall be entitled to the following compensation: (a) Base Salary earned but unpaid as of the date of the termination of Executive’s employment relationship; and any other payments and/or benefits which Executive is entitled to receive under any of the Benefit Plans; (b) annual bonus earned by Executive in calendar year 2028 under the Incentive Bonus Plan, paid at the same time as annual bonuses are paid to the Company’s other executive officers after the end of the year in which the bonus was earned, but no later than April 15 following the end of that year, and (c) upon execution by Executive of an acceptable general release of claims against the Company in a form acceptable to the Company within sixty (60) days, and after the expiration of any applicable rescission or revocation period, the Company will cause any unvested portion of Executive’s stock options or awards subject to vesting based on continuous service to vest immediately in full to the extent not already vested, and any such stock awards will be exercisable for the full remaining portion of their term. For clarity, no option or award granted to Executive that is subject to performance vesting metrics as set forth in any option or award agreement between Executive and the Company will vest as a result of Executive’s end of employment under this Section 6.8.

5.	Exhibit A. Exhibit A to the Agreement is amended and restated in its entirety as set forth on Exhibit A hereto.

Exhibit A

Perquisites

All perquisites are subject to customary withholding and other payroll taxes:

●	Annual Physical at the Mayo Clinic, up to a maximum of $5,000
●	Annual club dues of up to $1,200
●	Annual estate planning and tax preparation up to $2,000
●	A maximum Auto Allowance of $1,000 per month less reimbursement for business mileage at the maximum rate then allowable by the U.S. Internal Revenue Service

6.	Except as expressly set forth above, the Agreement will remain in full force and effect, and the parties ratify and confirm the terms thereof.

IN WITNESS WHEREOF, the parties have executed this Amendment to the Employment Agreement to be effective as of the date first set forth above.

NORTECH SYSTEMS INCORPORATED

By:	/s/ Andrew D. C. LaFrence
Name:	Andrew D. C. LaFrence
Title:	CFO and Senior Vice President of Finance

EXECUTIVE

By:	/s/ Jay D. Miller
Jay D. Miller, individually